Exhibit 10.3

RICKENBACKER INTERNATIONAL AIRPORT

OPERATING AGREEMENT

Between

COLUMBUS REGIONAL AIRPORT AUTHORITY

and

AIRNET SYSTEMS, INC.

THIS OPERATING AGREEMENT (“Agreement”), is made and entered into this 20th day of January 2004 (the “Effective Date”) by and between the COLUMBUS REGIONAL AIRPORT AUTHORITY (“Authority”), a port authority organized and existing under the laws of the State of Ohio and AIRNET SYSTEMS, INC. (“Operator”), a corporation organized and existing under the laws of the State of Ohio.

BACKGROUND

Authority owns and operates Rickenbacker International Airport (“Airport”) in Franklin and Pickaway Counties, Ohio.  Operator desires to use the facilities of the Airport in connection with its operations.  This Agreement shall set forth the terms and conditions of Operator’s use of Airport facilities other than Operator’s lease of land pursuant to a lease of even date herewith between Operator and the Authority (the “Lease”) or Operator’s use of the Airport fuel system pursuant to a Commingling Fuel Agreement of even date herewith between Operator and the Authority (the “Fuel Agreement”).

SECTION I

SUMMARY OF AGREEMENT

1.               Intent of Agreement: It is the Authority’s policy to require all commercial users of the Airport to enter into an agreement with the Authority to cover the user’s activities at the Airport.  This agreement details the Authority’s relationship with Operator relative to Operator’s access and use of the Airport’s common use facilities.  This Agreement is a non-exclusive agreement.

2.               Classification of Operators: To ensure the continued efficient operation and maintenance of Airport facilities for the benefit of the Central Ohio region, the Authority has established specific user fees according to the type or classification of user.  Two general classifications of Operator users are recognized: (1) Signatory Operators are those that (a) lease or sublease more than 4,000 sq. ft. of space at the Airport or (b) have a contractual operating agreement with an organization who has a lease with the Authority that qualifies as set forth in this section. (2) Non-Signatory Operators are those who do not qualify as a Signatory Operator.  A Non-signatory Operator may become a Signatory Operator during the term of this Agreement by submitting to the Authority verification that the Operator has met the qualifications of a Signatory Operator as set forth in this paragraph.  Likewise, a Signatory Operator that fails to continuously comply with the requirements for a Signatory Operator automatically will become a Non-Signatory Operator.  As of the Effective Date hereof

Operator qualifies as a Signatory Operator.

3.               Use of Facilities: By entering into this Agreement with the Authority, an Operator may use the Airport’s facilities as set forth in the Agreement and for no other purpose. Operator must comply with the terms and conditions set forth in this Agreement in its use of the Airport’s facilities.

4.               General Operator Fees: Operator is responsible for the payment of established user fees as they relate to its activities at the Airport. User fees assessed by the Authority for users of the Airport are detailed in the Airport’s Schedule of Rates and Charges. The current version of such Schedule is attached to this Agreement as Exhibit A, which Exhibit shall be updated as the Schedule is amended.

5.               Conflicting Documents: The Parties agree that this Agreement and the Non-Exclusive License Agreement govern different aeronautical activities. To the extent, if any, that the provisions of this Agreement (as the same may be amended from time to time) address activities or subject matter that are duplicative of, and are in conflict with, the provisions of that certain Non-Exclusive License Agreement to Conduct an Aeronautical Business at Rickenbacker International Airport between Operator and Authority of even date herewith, the provisions of this Agreement shall control.

SECTION II

USE OF PREMISES

1.               Aircraft Operations:  Operator shall have the right to conduct activities at the Airport connected with the operation of aircraft.  This includes the nonexclusive right to enter upon and make customary and reasonable use of the common use facilities of the Airport, including the runways, taxiways, and public ramps for landing, taxiing, loading, unloading, and maintenance of its aircraft in connection with Operator’s business.  In utilizing the Airport for the landing or takeoff of aircraft.  Operator agrees to abide by and follow the noise abatement procedures established by Authority and approved by the FAA.

Operator may not use the runways, taxiways, or ramps for any aircraft operated or controlled by Operator that exceeds the design strength or capability of the surface as described in the current Airport Layout Plan as approved by the FAA.

Operator shall remove disabled aircraft from the runways, taxiways, aprons and ramps and shall place any such disabled aircraft only in such storage areas as may be designated by Authority and may store such aircraft only on such terms and conditions as may be established by Authority.  In the event Operator fails to remove any of its disabled aircraft as expeditiously as possible, Authority may, but shall not be obligated to, cause the removal of such disabled aircraft and Operator agrees Authority shall not be liable to Operator for any damage caused to the aircraft during such removal.  Operator shall reimburse Authority for any and all expenses incurred in such removal.

Ramp Operations:  In addition to Operator’s rights to the use of the Preferential Use Area as provided in Section 11.3. hereof,  Operator shall have access to other aircraft parking ramps for the sole purpose of loading or unloading aircraft and the ground movement of cargo and passengers.  Operator’s aircraft shall be parked in areas of the ramps that are designated by the Authority for the size of aircraft being operated.  During such operations, Operator shall occupy only such ramp space as is needed in the immediate vicinity of the aircraft being loaded or unloaded, and in such a manner as to insure the unimpeded ingress and egress of other aircraft and ground movement operators. Use of the ramps shall be in common, and in cooperation with, all other airlines and ground operators. Operator is not authorized to park vehicles or store personal or company property on the ramps or other areas of the Airport without Authority permission. All ground support equipment shall be maintained in good order and repair, and shall be stored within Operator’s leased area in accordance with the Lease or in a common use area designated for such purpose by Authority. During snow operations or ramp maintenance, the ramps shall be kept free of all obstructions.

Operator’s pumping and storage of fuel shall comply with the requirements of the Fuel Agreement.

Operator’s ground support and maintenance operations on the ramps shall be conducted by regular Operator employees or by a third party contractor operating under a license with Authority in accordance with Authority’s Minimum Standards for Commercial Operators.

3.               Preferential Use Area:  The approximately ten (10) acre ramp to be constructed by the Authority for Operator’s use pursuant to the Lease shall constitute the “Preferential Use Area” of Operator. The Preferential Use Area is referred to as the “Ramp” in the Lease, and further identified on the attached Exhibit C. Operator is not required to pay rent for its use of the Preferential Use Area. The Authority may grant other users of the Airport the right of use in common with Operator of all or a designated portion of the Preferential Use Area and rights of ingress and egress thereto. Such additional grant of use of the Preferential Use Area by the Authority shall not unreasonably interfere with Operator’s simultaneous use of the Preferential Use Area.  If a conflict develops between the Operator’s and other users’ activities on the Preferential Use Area, Operator shall immediately notify the Authority thereof. Promptly thereafter Operator and the Authority shall jointly develop and implement a plan to resolve the conflict, at all times with the understanding and agreement that any such resulting plan shall afford Operator priority use of the Preferential Use Area.

4.               Signs and Other Operations:  Operator shall not post, erect, display, or maintain signs, posters, or handbills in view of the general public, nor use sound equipment, at or near the areas related to its ground movement service. Operator shall not conduct from, or on, the Airport any business or any commercial operation not herein or otherwise authorized by the Authority.

5.               Trash, Garbage, etc.:  Operator shall provide a complete and proper arrangement for the adequate sanitary handling and disposal, away from the Airport, of all trash, garbage, and other refuse caused as a result of the operation of its business. Operator shall provide, use, and empty suitable covered metal receptacles (dumpsters) for all such garbage, trash, and other refuse. Piling of boxes, cartons, barrels, pallets, debris, or similar items in an unattractive or unsafe manner, on or about the Airport, shall not be permitted. Operator shall require its employees to pick up and properly dispose of any and all trash or FOD materials found on the Preferential Use Area.

6.               Restrictions on Use:  Operator shall not do or permit to be done anything, either by act or failure to act, that is within its reasonable control, that shall cause the cancellation or violate the provisions of any policy of insurance for the Airport, or any part thereof, or that shall cause a hazardous condition so as to increase the risks normally associated with operations permitted by this Agreement.

The rights granted by this Agreement shall not be exercised in such a way as to violate any of the Rickenbacker Airport Rules and Regulations, Schedule of Rates and Charges, the Development Standards or the Minimum Standards (all as defined in the Lease), as they are now in existence or may be amended from time to time, all of which are incorporated herein by reference.  Nor shall they be exercised in such a way as to unreasonably interfere with or adversely impact the operation, maintenance, or development of the Airport or other operators at the Airport.

SECTION III

USER FEES

(For Current Schedule of Rates and Charges see Exhibit A)

1.               Fees:  For the privilege of accessing the runways, taxiways, and ramps, unloading and loading aircraft, use of the Preferential Use Area, and conducting related aircraft ground support services at the Rickenbacker International Airport, Operator agrees to pay Authority in accordance with the Schedule of Rates and Charges, attached as Exhibit A, as it exists now, or as the same may be amended from time to time.  This includes, but is not limited to, Landing Fees and General License/Commission Fees.  The current rate for the General License/Commission Fee is two percent (2%) of the gross revenues derived from the conduct of all aeronautical activities.  For the purpose of this Agreement, gross revenues shall mean the total received or realized by, or accruing to, the Operator from all sales, excluding fuel sales, for cash or credit of services, materials, or other merchandise resulting from Operator’s operations under this Agreement.  All gross revenues shall be deemed to be received at the time of the determination of the amount due to the Operator for each transaction, whether for cash or credit, and not at the time of billing or payment, unless otherwise authorized by the Authority in writing.  No deductions from gross revenues shall be made for uncollected fees, uncollected checks or other Operator losses or for the payment of franchise taxes levied on Operator’s activities or facilities.  Such revenues shall exclude any taxes imposed by law which are separately stated and paid by the customer and directly payable to the taxing authority by the Operator.  Operator recognizes that the current minimum landing fee for commercial aircraft operations is $16.25 per landing. Authority agrees that for the life of the Lease, total landings in excess of 450 per month (average 15 per day x 30 days) will qualify Operator for landing fee rates based on the actual MCGLW for each aircraft type as opposed to the minimum landing fee

2.               Required Activity Reports / Monthly Statement:  Operator agrees that on or before the 1st of each month it will provide the Authority with a flight schedule detailing its planned use of Airport facilities, including aircraft size, number of landings, and parking; and access needs.

Before the 20th of the following month, Operator agrees to provide the Authority a flight activity report detailing the Operator’s actual aircraft landings, aircraft parking and days of access for the previous month along with payment for the appropriate landing fees.  Authority administration shall compare the reports of actual activity to the Operator’s flight schedule and request justification for any discrepancies (if not provided with the report).

The monthly activity report shall include, but is not limited to: (1) the Operator’s total number of aircraft arrivals, by type of aircraft and maximum gross landing weight for each aircraft as certificated by the FAA; (2) the calculation of the landing fee for each aircraft and a total landing fee for the month, (3) the parking fee for each aircraft and the total parking fee for the month; (4) the amount by weight of freight, mail or other cargo for such month, both inbound and outbound; and (5) such other information as the Authority shall request. Exhibit B is a copy of the Authority’s current monthly activity report form.

3.               Payment of Fees and Charges:  Operator agrees to pay all fees and charges based upon the information contained in the monthly activity report, which payment shall be made with the report.  If the activity report is not filed, the Authority shall invoice Operator according to Authority’s records, and payment shall be submitted promptly thereafter.  If the Authority invoices according to its records, and Operator thereafter submits a report, Authority shall make the necessary adjustments to the Operator’s statement to reflect the actual aircraft landing, parking and access days reported.

A late payment fee equal to 5% of the unpaid balance shall be paid by the Operator to the Authority for all fees and charges that are due after the reporting date (the 20th of the month following the activity), and thereafter an additional 2% per month interest shall be charged for each month or portion thereof that the balance remains outstanding.

4.               Books and Records Required to be Kept:  During the term of this Agreement, Operator hereby agrees to keep and preserve at Operator’s offices at the Airport, or at the office of its agent at the Airport, full, true and accurate books of account with records of all aircraft landings for aircraft operating on the Airport by Operator for the immediately preceding 24 months, and the Operator agrees for itself and its agent to make such books and records available to Authority’s representatives for inspection and audit during normal usual business hours.  Records will be made available in Columbus, Ohio, unless the Operator requests the records be maintained outside of Columbus, Ohio, and agrees to pay for all travel costs associated with the audit by the Authority or its designated agent.  The Operator will provide the Authority or its designated agent with adequate and appropriate workspace, with access and usage of a photocopy machine.

The acceptance by Authority of any payment made by Operator shall not preclude Authority from verifying the accuracy of Operator’s report or from recovering any additional payment actually due from Operator.  Should Operator underpay Authority, Authority shall have the right to charge late fees and interest from the date the payment should have been made.

Authority, at its expense and upon reasonable notice, shall have the right from time to time to inspect and audit, during regular business hours, the books, records, and other data of the Operator relating to the provisions and requirements hereof.  In the event that any audit determines that Operator has more than a five percent (5%) deficiency between the amounts due and the amounts paid to Authority, Operator shall pay the cost of said audit.  Operator shall pay all deficiencies so determined by the audit within ten (10) working days after receipt of an invoice therefor.

Operator shall, upon request and to the greatest extent possible, furnish Authority information pertinent to Authority’s planning purposes regarding Operator’s future operations (including forecasts) at the Airport.  Except for consolidated statistics for all airlines, Authority shall not release such information without first obtaining Operator’s consent unless (1) required to do so by law, or (2) required to do so to facilitate the sale of bonds for the use of Airport.

Operator shall, for financial planning purposes, at earliest date possible and to the greatest extent possible, discuss with Authority its consideration of any changes to its schedule of operations or the type and series of aircraft used at the Airport (other than equipment substitution necessitated by occurrences beyond the control of Operator).  Such discussions will be kept confidential unless disclosure is required by law.

5.               Payments for Additional Services:

(a)          Maintenance of Preferential Use Area: The Authority agrees to maintain the Preferential Use Area and make repairs, restorations, and replacements to the Preferential Use Area, as and when needed, and to preserve the Preferential Use Area in good working order and condition. Operator Agrees to reimburse the Authority for any and all reasonable and documental costs incurred by the Authority to meet this obligation that exceed $50,000 annually. Such expense will be collectible as an additional charge and will be paid by Tenant within thirty (30) days after delivery of a statement for such expense. Notwithstanding the foregoing, such costs shall not include those incurred to (a) remedy construction defects. (b) repair damage caused by other operators or users of the Preferential Use Area. (c) perform the Authority’s environmental compliance obligations as they relate to the Preferential Use Area. (d) repair items where the necessity for such repair results from a failure by the Authority to adequately maintain, (e) upgrade the Preferential Use Area from its original condition unless such upgrade is previously approved by Operator, or (f) replace the Preferential Use Area at the end of its useful life. In addition, to the extent the Authority does not, in any given year, expend $50,000 in maintaining, repairing or restoring the Preferential Use Area, then the difference between $50,000 and the amount actually expended shall be carried over (on a cumulative basis) to the next ensuing year(s) so as to increase the expense threshold that must be exceeded before Operator must reimburse the Authority under this Section III. 5(a).  Finally, snow removal shall not be included as a maintenance cost as Operator will be directly responsible for removing snow from that portion of the Preferential Use Area used by it.

In the event Authority provides Operator, at Operator’s request, with services other than the normal use of runway and taxiway surfaces, including, but not limited to, special security services, janitorial services, environmental containment or remediation, maintenance and repair of Operator’s facilities or equipment, snow and ice removal, foreign object debris removal, or utilities, Operator shall pay all charges therefor within thirty (30) days after receipt of a statement for said additional services. Should these same services be required under emergency circumstances or in order to comply with applicable governmental rules and regulations, or required for public health, safety or welfare, Operator shall, at the request of the Authority, and if Operator is able and equipped to do so, perform the necessary services in a manner and within a lime frame acceptable to the Authority. If Operator elects not to perform or is unable to perform those services in the manner prescribed by the Authority, the Authority reserves the right to provide for the performance of those services necessary and Operator shall pay all charges therefor within thirty (30) days after receipt of a statement for said additional services.

A late payment fee equal to 5% of the unpaid balance of the fees for such additional services shall be paid by the Operator to the Authority for all fees and charges that remain unpaid after their due date, and thereafter an additional 2% per month interest shall be charged for each month or portion thereof that the balance remains outstanding.

(c)          Authority is not obligated to Operator to furnish any fire fighting services or security services. Operator agrees that the maintenance by Authority of either security or fire fighting services for any reason or at any time shall not constitute a waiver of this provision nor a covenant, condition or promise by Authority to provide such services at any later time. Operator acknowledges that the Ohio National Guard provides the primary fire fighting and rescue services, although the Airport is within the service areas of the Townships of Hamilton and Madison in Franklin County and Harrison and Madison in Pickaway County.

6.               Contract Security: Unless Operator has provided regularly scheduled flights to and from the Airport, or any Airport controlled by the Authority, during the eighteen (18) months prior to the effective date of this Agreement without the occurrence of any act or omission that would have been an event of default if this Agreement had been in effect during that period, Operator shall provide Authority at the effective date of this Agreement an irrevocable letter of credit, surety bond, or other similar security acceptable to Authority, in a form acceptable to Authority, an amount equal to the estimate of six months’ fees and charges due hereunder. Operator shall be required to maintain such security in effect until the expiration of eighteen (18) consecutive months during which Operator commits no event of default. Such contract security shall be in a form and with a company reasonably acceptable to Authority.

Notwithstanding the above, Authority shall have the right to waive such contract security requirements for an Operator which has not provided regularly scheduled flights to and from the Airport during the eighteen months prior to the effective date of this Agreement. Any such waiver by Authority shall be conditioned upon said Operator having provided regularly scheduled flights at six other airports with characteristics similar to Airport during the most recent eighteen month period without committing any material default under the terms of the respective lease or use agreements at each of the six facilities and without any history or untimely payments for rentals, fees, and charges. The burden shall be on Operator to demonstrate to Authority its compliance with these requirements at the six other airports.

Said letter of credit shall be effective at least one (1) year and shall be renewed by Operator in the amount as set forth in this section each year until the termination of this Agreement, or until termination of Operator’s requirement to have a letter of credit pursuant to the provisions of this section, and shall be delivered to the Authority thirty (30) days before expiration of the then current letter of credit. Failure to deliver said renewed letter of credit on or before said date shall constitute a material breach of this Agreement and the Authority shall be entitled to present the existing letter of credit for payment in an amount then due.

In the event Operator defaults with respect to any provision of this Agreement, including, but not limited to, the provisions relating to the payment of any Landing and Parking Fees on a timely basis. Authority may draw against said security deposit and apply such draw as payment of any such fees or charges in default, or to cure any other default or to repair damage to the Airport caused by Operator. In the event any portion of said contract security is so used or applied, Operator shall, within 10 days after written demand therefore, obtain and deliver to Authority an amount sufficient to restore the contract security and Operator’s failure to do so shall result in immediate termination of this Agreement. In the event Authority draws against the required letter of credit, such action shall not constitute a waiver of any other rights or remedies which Authority may have by virtue of Operator’s default.

In the event Operator defaults with respect to any provision of this Agreement, including, but not limited to, the provisions relating to the payment of any Landing or Parking Fees, and Operator does not have a security deposit on file with the Authority, the Authority may require Operator to obtain and maintain a security deposit in the amounts and format set forth above.

Notwithstanding the foregoing, Authority acknowledges that Operator, through its operations at Port Columbus International Airport, has qualified for a waiver of the requirements of Section III. 6., and such a waiver is hereby granted by Authority

7.               Assignment / Delegation of Fee Payment: Operator may delegate the obligation for the payment of fees (all or in part) to the cargo company who is chartering the Operator’s cargo under contract if the cargo company has a separate operating agreement with Authority. Such assignment or delegation shall be in writing in a form acceptable to the Authority, and signed by both the Operator and cargo company, and approved by the Authority. The fact that the Authority may approve of an assignment of the Operator’s obligation to pay user fees does not release the Operator from the duty to pay the user fees provided for in this Agreement. In the event the cargo company fails to pay assigned fees and charges within 60 days from the original statement date, the statement will be sent to the Operator for payment.

9.               Adjustment of Fees: The Authority reserves the right to change, modify, or otherwise adjust user fees and fee categories from time to time on a non-discriminatory basis, provided that any increase in such fees will be proceeded by prior notice of at least 60 days to Operator.

SECTION IV

TERM OF AGREEMENT / TERMINATION

1.               Term: The term of this Agreement shall commence on the Rent Commencement Date (as such term is defined in the Lease), and shall continue for a term of one year from such date, unless sooner terminated as otherwise provided herein. This Agreement shall automatically renew thereafter for additional one-year terms for the balance of the Lease term.

2.               Termination: This Agreement may be amended by the Authority upon thirty (30) days written notice to Operator, provided the terms and conditions and user fees continue to provide Operator access to the Airport at a level that permits Operator to use the Airport facilities and Preferential Use Area consistent with the terms and conditions of the Lease and consistent with terms and conditions provided to other similar users of the Airport. Upon the termination of this Agreement, by lapse of time or otherwise, Operator shall promptly and peaceably surrender and deliver to the Authority, any assigned Airport use areas, Airport identification badges, security access cards, and all fees to which Authority is entitled hereunder.

SECTION V

INDEMNITY AND INSURANCE

1.               Indemnification: Except for matters resulting from the negligence or intentional wrongful acts of Authority or its directors, officers, employees, public officials or agents, Operator will indemnify and hold harmless Authority and its directors, officers, and employees, public officials, and agents, against any and all demands, claims, causes of action, fines, penalties, damages, losses, liabilities, judgments, and expenses for bodily injury, death, damage to property, any other personal injury, and business interruption (including, without limitation, attorneys’ fees and court costs) incurred in connection with or arising from: (1) the use or occupancy of the Airport facilities by Operator, or its employees, agents, contractors, invitees, visitors, any other person entering upon the Airport facilities under the express or implied invitation of Operator, or any person claiming under Operator; (2) any activity, work, or thing done, or permitted or suffered on or about the Airport facilities by Operator, or its employees, agents, contractors, invitees, visitors, any other person entering upon the Airport facilities under the express or implied invitation of Operator, or any person claiming under Operator; (3) any acts, omissions, or negligence of Operator, or its employees, agents, contractors, invitees, visitors, any other person entering upon the Airport facilities under the express or implied invitation of Operator, or any person claiming under Operator; (4) any breach, violation, or nonperformance by Operator, or its employees, agents, contractors, invitees, visitors, any other person entering upon the Airport facilities under the express or implied invitation of Operator, or any person claiming under Operator, of any term, covenant, or provision of this Agreement or any law, ordinance, or governmental requirement of any kind; or, (5) any injury or damage to the person, property, or business of Operator, or its employees, agents, contractors, invitees, visitors, any other person entering upon the Airport facilities under the express or implied invitation of Operator, or any person claiming under Operator.  If any action or proceeding is brought against Authority, its directors, officers, employees, public officials, or agents, by reason of any such claim, Operator, upon notice from Authority will defend the claim at Operator’s expense with counsel satisfactory to Authority.

2.               Waiver and Release: Operator waives and releases all claims against Authority, its directors, officers, employees, public officials, and agents, customers, invitees, and licensees with respect to all matters for which Operator has indemnified Authority and its directors, officers, employees, public officials, customers, invitees, and licensees and as provided in Section V.1. above

3.               Subordination: This Agreement will be subordinate to the provisions and requirements of any existing or future agreement between the Authority and the United States, relative to the development, operation, or maintenance of Rickenbacker International Airport, provided that in the event such existing or future agreements substantially alter the terms and conditions of this Agreement, Operator will have the option to terminate this Agreement, whereupon Authority shall pay to Operator the Undepreciated Leasehold Improvements Cost (as such term is defined in the Lease).

4.               Penalties and Fines: Operator covenants and agrees to pay (or reimburse Authority) within thirty (30) days of written notice, and to indemnify, defend and hold Authority harmless from liability for, any and all penalties or fines imposed against Authority by any Federal, State, or local governmental body (especially those relating to Airport Security as set forth in 49 CFR Parts 1540 & 1542 Transportation Security Regulations and 14 CFR Part 139 Federal Aviation Regulations) on account of, or arising from, any acts or omissions of Operator, its contractors, agents, employees, invitees, or visitors or any such person upon the Airport properties.

5.               Non-Waiver of Rights: No receipt of money by Authority from Operator with knowledge of the breach of any covenants of this Agreement, or after the termination hereof, or after the service of any notice, the commencement of any suit or final judgment, will be deemed a waiver of such breach, nor will it reinstate, continue or extend the Term of this Agreement or affect any such notice, demand or suit.

Payment by Operator or receipt by Authority of a lesser amount than due, or charges herein stipulated, will not be deemed to be other than on the account of the earliest stipulated fees or charges, nor will any endorsement or any statement on any check or any letter accompanying any check or payment, fee or charge be deemed an accord and satisfaction, and Authority may accept such check or payment without prejudice to Authority’s right to recover the balance of such fee or charge, or pursue any other remedy available to Authority.

No delay or failure on the part of Authority in exercising or enforcing any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other, or further exercise thereof or the exercise of any other right, power, or privilege.

No act done or thing said by Authority or Authority’s agents or employees will constitute a cancellation, termination or modification of this Agreement, or a waiver of any covenant, agreement or condition hereof, nor relieve Operator from Operator’s obligations to pay the fees or charges to be paid hereunder. Any waiver or release by Authority, and any cancellation, termination or modification of this Agreement, must be in writing signed by Authority.

6.               Insurance: Operator will maintain in full force and effect and at its own expense during the entire Term of this Agreement, the insurance coverage required under the Lease, as the same may be modified or amended from time to time

If Operator fails either to acquire the insurance required pursuant to this paragraph or to deliver required certificates, Authority after 30 days’ written notice to Operator may, but is not required to, acquire such insurance and pay the requisite premiums for Operator. Operator shall reimburse such premiums to Authority upon demand. If Authority elects not to purchase any required insurance, Operator’s failure shall constitute a material breach of this agreement.

Authority and Operator waive any rights each may have against the other for loss or damage to its property or property in which it may have an interest where such loss is caused by a peril of the type generally covered by property insurance with extended coverage or arising from any cause which the claiming party was obligated to insure against under this Agreement or the Lease. Operator agrees to cause its insurance company insuring its property to execute a waiver of any such rights of subrogation. Operator waives any right of subrogation that its property insurers might otherwise have against the Authority.

SECTION VI

ENVIRONMENTAL IMPAIRMENT

1.               Environmental: Operator will comply with any environmental regulations affecting its operations. The Authority shall provide an area within the Preferential Use Area for Operator’s maintenance and washing activities. Operator will not conduct any maintenance or washing activities in the Preferential Use Area outside of the area provided by the Authority and will take all necessary precautions to capture any of Operator’s spills and to keep the Preferential Use Area reasonably free of discharges of hazardous chemicals or petroleum products. Operator shall not engage in any activity or conduct at the Airport, including but not limited to the use, treatment, generation, transportation, processing, handling, disposal, production or storage of hazardous substances, or the use of solvents, lubricants, petroleum, degreasers, or other compounds, in such a manner as to cause contamination of the soil or ground or open waters or the emission of vapors or gases which constitute atmospheric pollutants, which creates, or contributes to the creation of, a dangerous, injurious, or noxious condition or that violates the terms or conditions of the Airport’s environmental permits, except as permitted by law.

With respect to Operator’s activities on the Preferential Use Area, Operator shall, or shall engage an authorized operator on Operator’s behalf, to become familiar with the requirements of Authority’s spill protection plan and to maintain containment materials in close proximity to Operator’s activities. The Authority shall have the right to monitor Operator’s activities, whether in the Preferential Use Area or in a common use area, for compliance with Authority’s spill prevention control and counter measure plan (SPCC) or storm water pollution prevention plan (SWPPP).  Authority’s monitoring shall not interfere with Operator’s activities.

Within twenty-four hours of use, Operator shall report deicing activities to Authority, including the volume and type of deicing chemicals utilized by Operator.

To the extent, if any, that the provisions of this Section (as the same may be amended from time to time) address subject matter that is duplicative of, or are in conflict with, the provisions of the Lease, the provisions of the Lease shall control.

SECTION VII

REGULATORY PROVISIONS

1.               State Industrial Compensation: Operator will comply with the state law known as the Worker’s Compensation Act, and pay the necessary premiums required by the Act to cover all employees furnishing the services contemplated by this Agreement and under the control of Operator.

2.               Social Security Act: Operator will be and remain an independent contractor with respect to all services performed hereunder and covenants and agrees to accept full and exclusive liabilities for the payment of any and all contributions or taxes for social security, unemployment insurance, or old age retirement benefits, pensions or annuities now or hereafter imposed under any state or federal law which are measured by wages, salaries or other remuneration paid to persons employed by Operator on work performed under the terms of this Agreement. Operator also covenants and agrees to indemnify and save harmless the Authority from any such contributions or taxes or liability therefor.

3.               Federal Aviation Administration: In order for this Agreement to be unobjectionable to the Federal Aviation Administration, the following clauses are a part of this Agreement:

a)                                      In the event that any of the provisions in this Section VIII. 3 or any of the other requirements of the Federal Aviation Administration, are violated by Operator, such violation shall be a breach of this Agreement and, in addition to any other rights it may have, Authority shall have the right, but not the obligation, to abate or cause the abatement of such violation. The costs incurred by Authority in causing such abatement shall, upon demand by Authority, be immediately paid by Operator to Authority.

b)                                     In the event facilities are constructed, maintained, or otherwise operated by Operator at the Airport, Operator will maintain and operate such facilities and services in compliance with all other requirements imposed pursuant to 49 CFR Part 21. Nondiscrimination in Federally Assisted Programs of the

Department of Transportation, and as said Regulations may be amended.

c.                                       Operator covenants and agrees that (1) no person on the grounds of race, color or national origin will be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in, the use of said facilities; (2) that in the construction of any Leasehold improvements on, over or under the Airport and the furnishing of services thereon, no person on the grounds of race, color or national origin will be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination by Operator; and, (3) Operator will use the Airport in compliance with all other requirements imposed by or pursuant to 49 CFR Part 21, Nondiscrimination in Federally Assisted Programs of the Department of Transportation, and as said Regulations may be amended.

d.                                      Operator agrees to furnish service on a fair, equal and not unjustly discriminatory basis to all users thereof, and to charge fair, reasonable and no unjustly discriminatory prices for each unit or service; provided, that Operator may be allowed to make reasonable and nondiscriminatory discounts, rebates or other similar types of price reductions to volume purchasers.

e.                                       Operator assures that, with respect to its activities at the Airport, it will undertake an affirmative action program as required by 14 CFR Part 152, Subpart E, to insure that no person will on the grounds of race, creed, color, national origin or sex be excluded from participating in any employment activities covered by 14 CFR Part 152, Subpart E. Operator assures that no person will be excluded on these grounds from participating in or receiving the services or benefits of any program or activity covered by 14 CFR Part 152, Subpart E. Operator assures that it will require that its covered suborganizations provide assurances to the Authority that they similarly will undertake affirmative action programs, and that they will require assurances from their suborganizations, as required by 14 CFR Part 152, Subpart E, to the same effect.

f.                                         Operator agrees that it will insert the above three provisions in any lease or other such document by which Operator grants a right or privilege to any person, firm or corporation to render accommodations and/or services to the public on the Preferential Use Area.

g.                                      Operator understands and agrees that nothing herein contained will be construed to grant or authorize the granting of an exclusive right to provide aeronautical services to the public as prohibited by Section 308(a) of the Federal Aviation Act of 1958, as amended, and the Authority reserves the right to grant to others the privilege and right of conducting any one or all activities of an aeronautical nature.

h.                                      Operator agrees to comply with the notification and requirements covered in Part 77 of the Federal Aviation Regulations in the event  any future structure or building is planned for the Preferential Use Area, or in the event of any planned modification or alteration of any present or future building or structure situated on the Preferential Use Area.

i.                                          Authority reserves for the use and benefit of the public, a right of flight for the passage of aircraft in the airspace above the surface of the Preferential Use Area.  This public right of flight will include the right to cause in said airspace any noise inherent in the operation of any aircraft used for navigation or flight through the said airspace or landing at, taking off from, or operation on the Airport.

j.                                          Operator agrees that it will not make use of the Preferential Use Area in any manner which might interfere with the landing and taking off of aircraft from the Airport or otherwise constitute a hazard.  In the event the aforesaid covenant is breached.  Authority reserves the right to enter upon the Preferential Use Area and cause the abatement of such interference at the expense of Operator.

k.                                       Operator understands that no right or privilege has been granted which would operate to prevent any person, firm, or corporation operating aircraft on the Airport from performing any services on its own aircraft with its own regular employees (including but not limited to, maintenance and repair) that it may choose to perform.

4.               Foreign-Trade Zone Usage and Commitment:  Operator acknowledges that that all real property within the Airport is within Foreign-Trade Zone (FTZ) 138, and as such is subject to the Foreign-Trade Zones Act of 1934, as amended (19 U.S.C. 81a-81u), and all of the laws, rules and regulations relating thereto, including the US Department of Commerce rules for the Foreign-Trade Zones Board set forth in 15 C.F.R. Part 400 (collectively the “FTZ Regulations”) and all laws, rules and regulations promulgated by the US  Customs Service for the operation of activated sites, including the rules set forth at 19 C.F.R. Part 146 (collectively the “Customs Regulations).

If Operator at anytime elects to activate or cause to be activated a portion of the Preferential Use Area for use as a “zone site” within the Zone, within the meaning and in accordance with the procedures set forth in the FTZ Regulations and the Customs Regulations, Operator shall enter into an Agreement with Authority (in such form as Authority may require) and file an application and take all other actions which are necessary or appropriate to cause the zone site to be approved and maintained for activation. Authority and Operator acknowledge and confirm that they intend that Operator’s obligations under this section shall be binding on any successive lessee, sublessee, or other user of the Preferential Use Area, or any part thereof, taking into account the nature of the use of the Preferential Use Area made by such successive lessee, sublessee, or user, so that Authority retains a level of control which allows it to carry out its responsibilities as the “grantee” of the Zone.

SECTION VIII

OBSERVANCE OF STATUTES, RULES, AND REGULATIONS

1.               Rules and Regulations: Authority reserves the right to make other and further reasonable rules and regulations of general applicability as in its judgment may from time to time be needful for the safety and protection, care and cleanliness, and for the preservation of good order of the Airport properties, and Authority agrees that it will not discriminate against Operator in its enforcement of such rules and regulations.  Operator will, at its sole cost and expense, observe and comply with any such rules as enacted from time to time.

Operator will, at its sole cost and expense, observe and comply with any and all valid and applicable requirements of duly constituted public authorities and with all Federal, State, and local statutes, ordinances, rules, regulations, [together with all regulations, policies, and directives implemented by the Authority to comply with regulations relating to Airport Security as set forth in 49 CFR Parts 1540 & 1542 [(Transportation Security Regulations) and 14 CFR Part 139 (Federal Aviation Regulations)] and standards applicable to Operator and all areas of the Airport as they currently exist or as they may be amended in the future.  These requirements include all those now in force, or which may hereafter be in force, which shall impose any duty upon Authority or Operator with respect to the use, occupation or alteration of the Airport, including but not limited to, reasonable rules and regulations of uniform application promulgated from time to time by or  at the direction of Authority. Notwithstanding the foregoing, in the event that as a result of changes in the law, or governmental policies regarding enforcement of the law occurring after the date hereof, the Operator is unable to lawfully operate at the Airport, the Operator may, at Operator’s election, terminate this Agreement, provided that no termination of the Agreement shall act to limit Operator’s responsibility for compliance with Environmental Laws or Regulations.

SECTION IX

AIRPORT SECURITY

1.               Airport Security: Operator recognizes Authority’s required compliance with Federal Aviation Regulations concerning airport security and agrees to cooperate and comply with such regulations and Authority’s Security Program as it relates to its operations at the Airport. Operator shall take the necessary steps to prevent or deter unauthorized persons from obtaining access to the secured areas of the Airport. To the extent possible, Operator agrees to cooperate with Airport and/or any other air carrier in dealing with aircraft or airline related emergencies at the Airport.  Operator agrees to provide Authority with its current emergency procedures manual, and, in the event of an emergency, to fully cooperate with the Authority and assist in the implementation of the then current Airport Emergency Plan.

SECTION X

OPERATION AS A PUBLIC AIRPORT

1.               Public Airport: Authority covenants and agrees that at all times it will operate and maintain the Airport facilities; as a public airport consistent with and pursuant to the “Sponsor’s Assurances” given by Authority to the United States Government under the Federal Airport Act. Authority shall not be liable to Operator for temporary closures of one or more areas of the Airport, whether due to mechanical breakdowns, maintenance or construction, security, weather, or other reasons beyond the control of Authority.

SECTION XI

NATIONAL EMERGENCY

1.               National Emergency: During time of war or emergency the United States Government shall have the right to use part or all of the landing area, taxiways and ramps, on either an exclusive or nonexclusive basis, and any provisions of this Agreement to the contrary shall be suspended.

SECTION XII

INGRESS AND EGRESS

1.               Ingress and Egress: Upon paying the user fees hereunder and performing the covenants of this Agreement, Operator shall have the right of ingress to and egress from the Air Cargo Area for the Operator, its officers, employees, agents, servants, customers, vendors, suppliers, patrons, and invites over the runways, taxiways and roadways serving the area. Airport roadways, ramps, taxiways, and runways shall be used jointly with other operators of the Airport, and Operator shall not interfere with the rights and privileges of other persons or firms using said facilities and shall be subject to such weight and type use restrictions as Authority reasonably deems necessary.

SECTION XIII

AUTHORITY RESERVATIONS

1.               Authority Reservations: Authority reserves the right to operate and to further add to, develop, improve, repair and alter the Airport and all roadways, parking areas, terminal facilities, aprons, landing areas and taxiways (together referred to as “Airport Improvements”), as it may see fit, regardless of the desires or views of Operator, and without interference or hindrance by Operator and free from any and all liability to Operator for loss of business or damages of any nature whatsoever to Operator occasioned during the making of, or because of, such Airport Improvements, and to establish such fees and charges for the use of the Airport by Operator and all others as Authority shall deem advisable.

SECTION XIV

ASSIGNMENT

1.               Assignment: Operator will not assign this Agreement, in whole or in part, without the Authority’s prior consent.  Any assignment without the Authority’s prior consent will be void at Authority’s option.  Notwithstanding the foregoing.  Operator may assign this Agreement to an affiliated company or any successor by virtue of merger, acquisition, or consolidation of Operator as a whole without Authority’s prior consent, provided that Operator shall not be released from its obligations under this Agreement.  Any assignee shall be liable to the Authority to the same extent as Operator and shall be bound by all terms and conditions contained herein.

If Operator requests Authority’s consent to a specific assignment, Operator will give Authority: (1) the name and address of the proposed assignee; (2) a copy of the proposed assignment; (3) information satisfactory to the Authority about the nature, business and business history of the proposed assignee, and its proposed operations at the Airport; (4) banking, financial or other credit information, and references about the proposed assignee sufficient to enable Authority to determine the financial responsibility and character of the proposed assignee; and, (5) insurance information as required in this Agreement.

SECTION XV

EVENTS OF DEFAULT

1.               Events of Default - Operator:  Each of the following shall be considered an event of default by Operator:

a.               Operator fails to pay any fee or charge hereunder when due and such failure continues for ten (10) days after written notice from the Authority;

b.              Operator fails to obtain or maintain the required contract security required by this Agreement;

c.               Operator fails to keep, perform, or observe any term or condition of this Agreement and such failure continues for a period of thirty (30) days after written notice by the Authority to Operator, provided that if the default cannot be cured within thirty (30) days, then if Operator commences such cure within thirty (30) days and diligently pursues such cure to completion, such event shall not constitute an event of default hereunder by Operator;

d.              Operator becomes insolvent, makes an assignment for the benefit of creditors, files a petition in bankruptcy or reorganization or a trustee, receiver or liquidator is appointed to take possession of Operator and, in the case of the appointment of a trustee, receiver or liquidator, such appointment is not vacated within sixty (60) days after such appointment;

e.               Operator discontinues operations at the Airport without the consent of Authority; or

f.                 Operator fails to comply with the Airport’s Rules and Regulations or the Minimum Standards for Commercial Operators, and such failure continues for thirty (30) days after written notice from the Authority.

In the event of termination of this Agreement for an event of default Operator shall remain liable to Authority for all fees and charges payable hereunder.  Authority shall have the right to terminate this Agreement in addition to any other rights or remedies it may have at law or in equity.

2.               Events of Default - Authority:  The following shall be considered an event of default by Authority:

a.               Authority fails to keep, perform or observe any material term or condition herein contained and such failure continues for ten (10) days following notice from Operator;

b.              Authority closes the Airport to flights in general for reasons other than weather, acts of God or other reasons beyond its control, and fails to reopen Airport to such flights within sixty (60) days of such closure;

c.               The Airport is permanently closed by act of any federal, state or local government agency having jurisdiction to do so;

d.              Operator is unable to use the Airport for a period of at least sixty (60) days due to any law or any order, rule, or regulation of any governmental authority having jurisdiction over the operations of Airport, or the order of any court of competent jurisdiction;

e.               The United States Government or any authorized agency of the same assumes the operation, control or use of the Airport and its facilities in such a manner as to substantially restrict Operator from conducting its operations, and such restriction shall continue for a period of at least sixty (60) days

Upon the occurrence of an event of default by Authority, Operator shall have the right to suspend or terminate this Agreement.

SECTION XVI

GENERAL PROVISIONS

1.               Non-Interference with Operations of Airport:   Operator, by accepting this Agreement, expressly agrees for itself, its successors and assigns that it will not make use of Airport facilities in any manner which interferes with the landing and taking off of aircraft at the Airport or otherwise constitutes a hazard.  Authority shall maintain and keep in repair the Airport’s public use landing areas, including taxiways, and aircraft parking aprons and shall have the right to direct and control all activities of the Operator in this regard.

2.               Attorney’s Fees:  In any action brought by either party for the enforcement of the obligations of the other party, the prevailing party shall be entitled to recover its reasonable attorney’s fees.

3.               Taxes:  Operator shall pay any and all taxes which may be assessed against the activities, equipment, merchandise, or other personal property belonging to Operator located on the Airport property, or other permitted portions of the Airport.

4.               License Fees and Permits:  Operator shall obtain and pay for all licenses, permits, fees or other authorizations or charges as required under Federal, State or local laws and regulations insofar as they are necessary to comply with the requirements of this Agreement and the privileges extended hereunder.

5.               Non Exclusive Rights:  It is hereby specifically understood and agreed between the parties that nothing herein contained shall be construed as granting or authorizing the granting of exclusive rights to Operator or others, as defined in Section 308 of the Federal Aviation Act of 1958, as amended.

6.               Paragraph Headings:  The paragraph headings contained herein are for convenience of reference and are not intended to define or limit the scope of any provision of this Agreement.

7.               Interpretations:  This Agreement shall be interpreted in accordance with the laws of the State of Ohio.  Should any part of this Agreement need to be adjudicated, venue shall be proper only in Franklin County, Ohio.

8.               Non-Waiver:  No waiver of any condition or covenant contained in this Agreement, or of any breach thereof, shall be taken to constitute a waiver of any subsequent condition, covenant or breach.

9.               Binding Effect:  This Agreement, including all of its covenants, terms, provisions, and conditions, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.         No Partnership:  Nothing contained in this Agreement shall be deemed to create the relationship of principal and agent or of partnership or joint venture or any relationship between Authority and Operator other than the relationship of Authority and Operator.

11.         Remedies:  For any breach of any provision hereof, the other party may from time to time,

at its option, exercise all rights or remedies which it may have either at law or in equity, and nothing herein contained shall be construed as in any way abridging or waiving any such rights and/or remedies. Consent, waiver, or compromise of any of the provisions of this Agreement, or as to any breach or default hereunder, shall not constitute or be construed as a waiver of the right to enforce strict interpretation and performance of the conditions and terms hereof at all other times and as to the same and all other matters herein contained.

SECTION XVII

NOTICES

1.                                       Operator: Any notice to Operator, required under this Agreement, will be written and will be deemed to have been given (a) when personally delivered, (b) when deposited with a reliable overnight courier service or (c) on the day it is deposited in any depository regularly maintained by the United States Postal Service, postage prepaid, certified or registered mail, return receipt requested, addressed to:

Prior to Operator’s commencement of actual use at the Airport

Airnet Systems Inc.

3939 International Gateway

Columbus, OH 43219

Attn: Chief Executive Officer

After Operator’s commencement of actual use at the Airport:

Addressed to the Operator’s Premises at the Airport.

Attn: Chief Executive Officer

2.                                       Authority: Any notice to Authority, required under this Agreement, will be written and will be deemed to have been given (a) when personally delivered, (b) when deposited with a reliable overnight courier service, or (c) on the day it is deposited in any depository regularly maintained by the United States Postal Service, postage prepaid, certified or registered mail, return receipt requested, addressed to:

President & CEO

Columbus Regional Airport Authority

4600 International Gateway

Columbus, OH 43219

With copy to General Counsel

Either Authority or Operator may change its addresses or addressees for purposes of this paragraph by giving ten (10) days prior notice according to this paragraph. Any notice from Authority to Operator will be deemed to have been given if delivered to the last notice address received by Authority.

SECTION XVIII

ENTIRE AGREEMENT

This Agreement contains twenty-two (22) pages, and, together with Exhibits A through C, collectively constitutes the entire Agreement between the parties hereto, and will not be modified in any manner except by an instrument in writing executed by said parties or their respective successors in interest. This Agreement shall be construed according to the laws of the State of Ohio, and such laws, rules, and regulations of the United States of America as may be applicable.

In witness whereof, the Columbus Regional Airport Authority has caused its name to be subscribed to these presents by Elaine Roberts. A.A.E., President & CEO of the Columbus Regional Airport Authority, and Airnet Systems, Inc., has caused this instrument to be executed on its behalf by Joel E Biggerstaff, its CEO.

Columbus Regional Airport Authority

/s/ Elaine Roberts	1-20-04
Elaine Roberts, A.A.E.	Date
President & CEO

Airnet Systems, Inc.

/s/ Joel E Biggerstaff	1/15/04
Name: Joel E. Biggerstaff	Date
Title: CEO

Exhibit A – Rates and Charges

RICKENBACKER INTERNATIONAL, AIRPORT

SCHEDULE OF RATES AND CHARGES

EXHIBIT “A” (EFFECTIVE JULY 1, 2003)

Landing Fees:

•                  Signatory Airline                                                 $1.44 per 1000 pounds MCGLW

•                  Non-Signatory Airline                                         $1.81 per 1000 pounds MCGLW

•                  Commercial Minimum Landing Fee (12,500 lbs. or Less) - $16.25 per landing

•                  General Aviation Landing Fee (Only aircraft over 60,000 MCGLW): Same as Signatory/Non-Signatory depending on the classification of the owner/operator.

Fuel Flowage Fees (General Aviation Landing Fee / Aircraft less than 60,000 MCGLW):

•                  Per Gallon of Aviation Fuel Sold at Retail/Wholesale              $.05 per gallon.

Fuel System Management Fees (on all gallons processed into storage)      $.045 per gallon

General License / Commission Fees:

•                  Aeronautical Activities: Two percent (2%) of the gross revenues derived from the conduct of all approved aeronautical activities.

•                  Non-aeronautical Activities:

Car rental agencies:                                        On airport agencies shall pay 10% of the gross revenues derived from their activities

Off airport car rental agencies shall pay 8% of the gross revenues derived from such activities

Hotels:                                                                                                          On airport hotel operators shall pay 3% of the gross revenues derived from their activities.

Aircraft Parking Charges: (Daily Rates)

Single Engine	$6
Light Twin	$8
12,500-40,000	$20
40,001-90,000	$30
90,001-150,000	$50
150,001-250,000	$80
250,001-400,000	$100
400,001- Over	$150

•                  Parking Charges for Signatory Airlines do not apply on the first 24 hours, weekends or holidays.

•                  Parking Charges for Non-Signatory Airlines apply after the first 6 hours.

•                  Parking Charges for General Aviation aircraft exceeding 60,000 lbs. apply after the first 6 hours.

•                  Parking Charges for General Aviation aircraft less than 60,000 lbs. apply when remaining over night.

•                  Parking Charges for any General Aviation aircraft based at the airport do not apply if the owner/operator rents hanger or lie-down space from the Port Authority or the FBO.

•                  Monthly Parking Charges for based aircraft using remote aircraft ramp, as designated by the Authority, will be assessed at a rate equal to 30% of the daily rate.

Definitions:

•                  Signatory - Having a lease of sublease or a ground site or building space on in accordance with the Authority’s Rates & Charges Policy.  An airline having a contractual airline operating arrangement with an organization who has such a lease on airport property.

•                  Non-signatory - These operators who do not have an on airport lease agreement with the Authority in accordance with the Rates & Charges Policy.

•                  MCGLW - Maximum Certificated Grass Landing Weight.

Rates and Charges are calculated within an annual period beginning January 1st and ending December 31st.

Exhibit B

RICKENBACKER INTERNATIONAL AIRPORT

MONTHLY LANDED WEIGHT/FEE REPORT

Return to the following address

by the 20th day of each month, for

the previous month’s activities.

Finance Director

Rickenbacker International Airport

7400 Alum Creek Drive

Columbus, Ohio 43217

Operator Name                                                                     Month/Year

AIRCRAFT TYPE	FAA CERTIFIED MAXIMUM GROSS LANDING WEIGHT	REVENUE LANDINGS	TOTAL LANDED WEIGHT

TOTAL LANDINGS

TOTAL LANDED WEIGHT

LANDING FEES per 1000 lb

TOTAL

I hereby certify that the above information is correct to the best of my knowledge and belief.

Signature		Title

Printed Name	Date

Exhibit C - Preferential Use Area (or Ramp)

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